Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statement (Form F-3 No. 333-255378) of trivago N.V.,
(2) Registration Statement (Form S-8 No. 333-215164) pertaining to the trivago N.V. 2016 Omnibus Incentive Plan, and
(3) Registration Statement (Form S-8 No. 333-258288) pertaining to the trivago N.V. 2016 Omnibus Incentive Plan;

of our reports dated March 1, 2024, with respect to the consolidated financial statements of trivago N.V. and the effectiveness of internal control over financial reporting of trivago N.V. included in this Annual Report (Form 20-F) of trivago N.V. for the year ended December 31, 2023.

/s/ EY GmbH & Co. KG Wirtschaftsprüfungsgesellschaft

Düsseldorf, Germany
March 1, 2024